Exhibit 99.1

Note: As discussed in Note 2 to the consolidated financial statements, effective February 1, 2009, the Company adopted Financial Accounting Standards Board (“FASB”), Staff Position (“FSP”) Accounting Principles Board (“APB”) No. 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”) and FSP Emerging Issues Task Force (“EITF”) No. 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (“FSP EITF 03-6-1”). These accounting pronouncements both required retrospective application.

Item 6. Selected Financial Data.

The selected financial data set forth below should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations and the Company’s Consolidated Financial Statements and notes thereto contained elsewhere in this Form 8-K.

	Year Ended
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)	January 31, 2009 (Revised)	February 2, 2008 (Revised)	February 3, 2007* (Revised)	January 28, 2006 (Revised)	January 29, 2005 (Revised)
CONSOLIDATED INCOME STATEMENT DATA:
Net sales	$3,029,743	$3,224,076	$2,888,427	$2,732,428	$2,737,324
Cost of sales (excluding depreciation and amortization)	2,062,494	1,972,251	1,780,127	1,731,142	1,666,126

Gross margin	967,249	1,251,825	1,108,300	1,001,286	1,071,198

Selling, general and administrative expenses	770,815	827,624	799,292	813,321	785,568
Other operating expenses	320,683	317,046	312,486	317,760	311,967
Impairments and dispositions	11,139	4,279	11,775	(8,349)	20,768

Operating income (loss)	(135,388)	102,876	(15,253)	(121,446)	(47,105)

Interest expense	(45,739)	(48,303)	(55,693)	(82,539)	(109,213)
Gain (loss) on extinguishment of debt	—	(5,634)	7	(29,375)	—
Other income, net	5,600	24,912	28,407	7,705	4,061

Income (loss) from continuing operations before income taxes	(175,527)	73,851	(42,532)	(225,655)	(152,257)

Provision (benefit) for income taxes	(48,902)	26,755	(34,947)	(92,062)	(71,590)

Income (loss) from continuing operations	(126,625)	47,096	(7,585)	(133,593)	(80,667)

Discontinued operations:
Income (loss) from discontinued operations before income taxes	(52,727)	(4,860)	188,227	314,943	232,055
Provision (benefit) for income taxes	(20,548)	(1,646)	130,536	163,241	93,036

Income (loss) from discontinued operations	(32,179)	(3,214)	57,691	151,702	139,019

Net income (loss)	$(158,804)	$43,882	$50,106	$18,109	$58,352

Basic earnings per common share:
Income (loss) from continuing operations	$(.92)	$.33	$(.06)	$(.97)	$(.58)
Income (loss) from discontinued operations	$(.23)	$(.02)	$.43	$1.10	$1.00
Net Income (loss)	$(1.15)	$.31	$.37	$.13	$.42

Diluted earnings per common share:
Income (loss) from continuing operations	$(.92)	$.31	$(.06)	$(.97)	$(.58)
Income (loss) from discontinued operations	$(.23)	$(.02)	$.43	$1.10	$1.00
Net Income (loss)	$(1.15)	$.29	$.37	$.13	$.42

Weighted average common shares:
Basic	138,384	140,402	135,880	138,348	139,470
Diluted	138,384	153,530	135,880	138,348	139,470

CONSOLIDATED BALANCE SHEET DATA:

Working capital	$503,952	$345,097	$388,061	$799,601	$1,115,460
Total assets	$2,147,677	$2,350,744	$2,521,211	$3,825,247	$4,682,113
Long-term debt, less current portion	$593,103	$204,238	$394,498	$661,202	$1,279,026
Shareholders’ equity	$990,586	$1,204,434	$1,128,559	$2,035,439	$2,102,713
Cash dividends (per share)	$—	$—	$8.00	$—	$2.00

*	The year ended February 3, 2007 includes an extra week, creating a 53-week fiscal year that occurs every six years in the accounting cycle.